Exhibit 99.1

(1) In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 4 is being filed by Credit Suisse (the “Bank”), a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Investment Banking division (the “Investment Banking division”), the Alternative Investments business (the “AI Business”) within the Asset Management division (the “Asset Management division”) and the U.S. private client services business (the “U.S. PCS Business”) within the Private Banking division (the “Private Banking division”) (the “Reporting Person”). The address of the principal business and office of the Bank is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the principal business and office of the Reporting Person in the United States is Eleven Madison Avenue, New York, NY 10010.

The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse Holdings (USA), Inc. (“CS Hldgs USA Inc”), a Delaware corporation. The address of the principal business and office of CS Hldgs USA Inc is Eleven Madison Avenue, New York, NY 10010. The ultimate parent company of the Bank and CS Hldgs USA Inc, and the direct owner of the remainder of the voting stock of CS Hldgs USA Inc is Credit Suisse Group AG (“CSG”), a corporation formed under the laws of Switzerland.

CS Hldgs USA Inc owns all of the voting stock of Credit Suisse (USA), Inc. (“CS USA Inc”), a Delaware corporation and holding company. The address of the principal business and office of CS USA Inc is Eleven Madison Avenue, New York, NY 10010.

Sprout Capital IX, L.P. (“Sprout IX”) and Sprout Entrepreneurs Fund, L.P. (“SEF”) are Delaware limited partnerships that make investments for long-term appreciation. DLJ Capital Corporation (“DLJCC”), a Delaware corporation and a wholly owned subsidiary of CS USA Inc, acts as a venture capital partnership management company. DLJCC is also the general partner of SEF and the managing general partner of Sprout IX and, as such, is responsible for their day-to-day management. DLJCC makes all of the investment decisions on behalf of SEF and Sprout IX. DLJ Associates IX, L.P. (“Associates IX”), a Delaware limited partnership, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX. DLJ Capital Associates IX, Inc. (“DLJCA IX”), a Delaware corporation and wholly owned subsidiary of DLJCC, is the managing general partner of Associates IX. The address of the principal business and office of each of DLJCC, DLJCA IX, Associates IX, Sprout IX and SEF is Eleven Madison Avenue, New York, NY 10010.

CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking products. The Bank is comprised of the Investment Banking division, the Asset Management division and the Private Banking division. The Investment Banking division provides financial advisory and capital raising services and sales and trading to institutional, corporate and government clients worldwide. The Asset Management division provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide and offers products across a broad range of investment classes, including alternative investments. The Private Banking division offers global private banking and corporate and retail banking services in Switzerland. The business address of CSG is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division (other than the AI Business) (the “Traditional AM Business”) and the Private Banking division (other than the U.S. PCS Business) (the “Non-U.S. PB Business”)) may beneficially own securities to which this Form 4 relates (“Shares”)

and such Shares are not reported in this Form 4. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of the Traditional AM Business and the Non-U.S. PB Business disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, the Traditional AM Business and the Non-U.S. PB Business.

(2) Includes (i) 56,256 shares of Common Stock sold by Sprout IX, (ii) 222 shares of Common Stock sold by SEF and (iii) 118 shares of Common Stock sold by DLJCC.

(3) Includes (i) 3,429,848 shares of Common Stock held directly by Sprout, (ii) 13,516 shares of Common Stock held directly by SEF and (iii) 7,187 shares of Common Stock held directly by DLJCC.

(4) Includes (i) 192,615 shares of Common Stock sold by Sprout IX, (ii) 759 shares of Common Stock sold by SEF and (iii) 404 shares of Common Stock sold by DLJCC.

(5) Includes (i) 3,237,233 shares of Common Stock held directly by Sprout IX, (ii) 12,757 shares of Common Stock held directly by SEF and (iii) 6,783 shares of Common Stock held directly by DLJCC.

(6) Includes (i) 45,047 shares of Common Stock sold by Sprout IX, (ii) 178 shares of Common Stock sold by SEF and (iii) 94 shares of Common Stock sold by DLJCC.

(7) Includes (i) 3,192,186 shares of Common Stock held directly by Sprout IX, (ii) 12,579 shares of Common Stock held directly by SEF and (iii) 6,689 shares of Common Stock held directly by DLJCC.

(8) Includes (i) 116,212 shares of Common Stock sold by Sprout IX, (ii) 458 shares of Common Stock sold by SEF and (iii) 243 shares of Common Stock sold by DLJCC.

(9) Includes (i) 3,075,974 shares of Common Stock held directly by Sprout IX, (ii) 12,121 shares of Common Stock held directly by SEF and (iii) 6,446 shares of Common Stock held directly by DLJCC.